Exhibit 99.1
FOR IMMEDIATE RELEASE
Dean Foods Posts Highest
Adjusted Quarterly Operating Income in its History
Adjusted Quarterly Diluted Earnings per Share Improve 70% to $0.46
Full Year 2008 Cash Flow from Continuing Operations Reaches $719 million
Quarterly Operating Income of $184 million; Adjusted Quarterly Operating Income of $190 million
Company to Host Investor Meeting on February 26th
DALLAS, February 11, 2009 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.43 per diluted share from continuing operations for the quarter ended December 31, 2008, an increase of 79% from the $0.24 per diluted share from continuing operations earned in the fourth quarter of 2007. Net income from continuing operations for the fourth quarter of 2008 totaled $67.4 million, compared with $32.6 million in the prior year’s fourth quarter.
On an adjusted basis (as defined below), fourth quarter diluted earnings per share were $0.46, a 70% increase over the $0.27 per adjusted diluted share earned in the prior year’s fourth quarter. Adjusted net income from continuing operations for the fourth quarter was $71.3 million, compared to adjusted net income from continuing operations of $37.1 million in the fourth quarter of 2007. The increases in adjusted net income and adjusted earnings per diluted share were driven by a 31% increase in DSD Dairy segment operating profit, a 14% increase in WhiteWave-Morningstar segment operating profit, and lower interest expense as a result of the reduction in total debt outstanding, offset by higher Corporate expense and increased diluted shares outstanding.
“By many measures, the fourth quarter of 2008 was the strongest in our history,” commented Gregg Engles, Chairman and CEO. “Consolidated adjusted operating income was 27% above the fourth quarter of 2007. Both business units turned in solid performances with DSD Dairy operating profit 31% above year ago levels and WhiteWave-Morningstar operating profit up 14% in the quarter. Consistent with the trends we were seeing as we exited the third quarter, commodities continued to be favorable in the fourth quarter, particularly energy related commodities, which, combined with operational improvements across the business, bolstered our financial results in the period.”

Summary of Dean Foods Fourth Quarter and Full Year 2008
Segment and Operating Results
(in millions, except EPS)

		% Change		% Change
	4Q08	from 4Q07	FY 2008	from FY07
DSD Dairy:
Fluid Milk Volume	N/A	2.8%	N/A	1.5%
Operating Income	$165.7	31%	$591.3	10%

WhiteWave-Morningstar:
Net Sales	$707.9	5%	$2,650.0	10%
Operating Income	$69.4	14%	$205.4	0%

Cons. Adjusted Operating Income:	$190.0	27%	$631.5	7%
Adjusted Diluted Earnings per Share:	$0.46	70%	$1.30	8%
DEAN FOODS FOURTH QUARTER 2008 CONSOLIDATED RESULTS
Total net sales for the fourth quarter totaled $3.1 billion, 5% below total net sales in the fourth quarter of 2007. Net sales decreased in the quarter due to the pass-through of lower overall dairy commodity costs that were partially offset by acquisition-aided volume growth in the DSD Dairy segment and continued net sales growth at WhiteWave-Morningstar.
Consolidated operating income in the fourth quarter totaled $183.6 million, an increase of 29% from $142.5 million in the fourth quarter of 2007. Adjusted fourth quarter consolidated operating income totaled $190.0 million, an increase of 27% from $149.2 million in the fourth quarter of 2007. The increase in adjusted consolidated operating income is due to the strong performance of the DSD Dairy segment, which increased operating profit 31% over the prior year; and the WhiteWave-Morningstar segment, which increased operating profit by 14% over the fourth quarter of 2007, partially offset by increased Corporate expense.
DEAN FOODS FULL YEAR 2008 CONSOLIDATED RESULTS
Net sales for the twelve months ended December 31, 2008 totaled $12.5 billion, an increase of 5% from net sales for the same period of last year, due to stronger volumes in DSD Dairy and increased sales at WhiteWave-Morningstar.
Net income from continuing operations for the full year 2008 totaled $184.8 million, compared with $130.5 million in the previous year. Diluted earnings per share from continuing operations for the full year 2008 totaled $1.21, compared to $0.95 in 2007.

On an adjusted basis (as defined below), net income from continuing operations for the full year 2008 totaled $199.2 million, compared to $164.5 million in 2007. Adjusted diluted earnings per share from continuing operations for the full year 2008 totaled $1.30 compared to $1.20 in 2007.
“2008 was a year of tremendous progress,” continued Mr. Engles. “The business overcame a slow start to post full year adjusted operating income growth of 7%, marking a solid rebound from 2007’s results and returning the business to its historical longer-term trend of mid to high-single digit adjusted operating income growth. Fluid milk volumes in the DSD Dairy segment grew 1.5% and full year segment operating profit increased 10%. Sales at WhiteWave-Morningstar were 10% higher than the prior year and segment profit was flat for the year, but improved materially in the fourth quarter.”
“Free cash flow for the year was the highest in our history at $462 million. Our strong cash flow combined with our equity offering in February 2008 led to the reduction of $783 million in debt during the year, significantly deleveraging the balance sheet. Adjusted diluted earnings per share for the year were 8% above 2007 results, despite the modest dilution from our $400 million equity offering in the first quarter.”
DSD DAIRY
DSD Dairy net sales for the fourth quarter were $2.37 billion, a 7% decrease from $2.56 billion in net sales for the fourth quarter of 2007. The sales decrease in the quarter was due to the pass-through of lower overall dairy commodity costs offset somewhat by strong volume growth. The fourth quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $16.10 per hundred-weight during the fourth quarter, 23% below the same period in 2007. DSD Dairy total volumes increased 2.3% in the quarter. DSD Dairy fluid milk volumes increased by 2.8% in the quarter, compared to a fluid milk category that was up approximately 0.1% on a year over year basis; based on USDA data and company estimates.
DSD Dairy operating income in the fourth quarter was $165.7 million, 31% above the $126.6 million reported in the fourth quarter of 2007. DSD Dairy results benefitted from declining raw dairy and energy related commodity costs, strong cost controls, and the benefits of the Company’s ongoing strategic initiatives.
For the full year, DSD Dairy net sales totaled $9.8 billion, a 4% increase from 2007 net sales of $9.4 billion. The class I mover averaged $18.00 per hundred-weight for the year, down slightly from the $18.14 average price in 2007. Total volumes in the DSD Dairy segment increased 1.7% for the year.

Total year fluid milk volumes increased 1.5% against a category that was approximately flat on a full year basis. Full year DSD operating income was $591.3 million, 10% higher than the $538.0 million recorded in the previous year.
WHITEWAVE — MORNINGSTAR
The WhiteWave-Morningstar segment reported fourth quarter net sales of $707.9 million, 5% higher than fourth quarter 2007 net sales of $672.1 million. The WhiteWave branded portfolio of products increased sales 8% over the prior year period to $419.8 million. Net sales of Morningstar’s private label and foodservice cultured and creamer products increased 1.5% over the fourth quarter of 2007 to $288.1 million behind continued strong growth in yogurt, egg nog and cottage cheese sales.
Net sales of Horizon Organic® milk increased nearly 15% over the year ago period even as the organic milk category showed signs of material slowing within the quarter. Silk® net sales increased in the mid single digits, and were impacted by the slowing of sales growth within the soymilk category, as well as the decision to exit an unprofitable foodservice business relationship. International Delight® net sales grew in the high single digits. LAND O’LAKES® portfolio net sales were modestly ahead of last year’s fourth quarter results with particular strength in the creamers business offset by the loss of a specialty milk customer.
Segment operating income in the fourth quarter for WhiteWave-Morningstar was $69.4 million, an increase of 14% from $60.9 million in the fourth quarter of 2007. Segment operating margins were 9.8%, compared to 9.1% in the fourth quarter of 2007. Segment operating income growth in the quarter was the result of solid sales growth and operational leverage at WhiteWave combined with favorable commodity trends at Morningstar and distribution synergies across the segment. CME butter, a primary input cost for Morningstar, averaged $1.52 per pound in the fourth quarter, 14% above the same period last year, and 6% below the third quarter of 2008.
For the full year, WhiteWave-Morningstar net sales were $2.65 billion, a 10% increase over $2.41 billion in net sales in fiscal 2007. Included in this result, WhiteWave net sales increased 12% to $1.53 billion in 2008 from total net sales of $1.37 billion in 2007 and Morningstar sales increased 8% to $1.12 billion from $1.04 billion in 2007. Full year 2008 operating income for WhiteWave-Morningstar was $205 million, roughly equal to 2007 full year segment operating income, reflecting the difficult commodity environment at Morningstar for much of 2008 and the continued challenges in the organic milk category that have masked operational improvements in the business, particularly at WhiteWave.

CORPORATE EXPENSE
Corporate and other expenses totaled $45.1 million, compared to $38.3 million in the fourth quarter of 2007. The increase in the quarter reflects the continued balancing of tight cost controls with strategic investments in building capabilities and the impact of expensing $6.3 million of transaction related costs. For the full year 2008, Corporate and other expenses totaled $165.2 million, compared to $153.2 million in 2007.
CASH FLOW
Net cash provided by continuing operations for the twelve months ended December 31, 2008 totaled $719 million, compared to $350 million in 2007. The increase in net cash provided by continuing operations is due primarily to higher operating results and decreased working capital requirements.
Free cash flow provided by operations in the twelve months ended December 31, 2008 totaled $462 million, a $353 million increase over the $109 million in 2007. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.
Capital expenditures for the full year 2008 totaled $257 million, compared to $241 million in 2007.
Through the twelve months ended December 31, 2008, total debt outstanding decreased by $783 million. Total debt at December 31, 2008, net of $36 million in cash on hand, was approximately $4.45 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 4.92x as of the end of the fourth quarter. This compares to a current bank covenant requirement of 5.75x and a year end 2009 step-down in the covenant requirement to 5.0x funded debt to EBITDA.
FORWARD OUTLOOK
“We feel very good about our overall performance in the fourth quarter and the strong recovery of the business in 2008,” stated Jack Callahan, Chief Financial Officer. “We have significant momentum in our business as we enter 2009. For the first quarter, we are off to a strong start and are expecting adjusted diluted earnings of at least $0.38 per share. For the full year, we remain very confident in our expectations for delivering mid-teens EPS growth in 2009, which implies adjusted diluted earnings of at least $1.50 per share in 2009. While we have clear tailwinds due to favorable commodities at the moment, real concerns remain. We believe it is prudent to be conservative on our full year outlook due the unpredictable commodity volatility, continuing competitive pressures, an extraordinarily troubled economy, an increase in pension expense of approximately five cents per share versus 2008 and an investment of approximately six cents per share in the Fruit2Day joint venture. We will update you in more detail regarding 2009 and our longer-term outlook at our investor conference in two weeks.”

INVESTOR DAY
The Company also announced today that it will be hosting an all-day investor meeting in New York on February 26th. At the meeting, members of Dean Foods executive leadership team will be providing additional insight into the Company’s strategic growth plan, focusing on the businesses’ operational and financial plans and benchmarks for achieving growth. For more information on attending the meeting, please contact Dean Foods investor relations department at 214-303-3438. The meeting will also be webcast at www.deanfoods.com/investors.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and twelve month periods ended December 31, 2008 and 2007 calculated according to GAAP and on an adjusted basis is attached.

For the quarter ended December 31, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	$6.4 million charge ($3.9 million net of income tax) related to previously announced facility closings and reorganization costs.
For the quarter ended December 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	$6.7 million charge ($4.1 million net of income tax) related to the realignment of the DSD Dairy’s finance and accounting organization, workforce reduction activities in the former DSD Dairy’s operations and previously announced facility closings; and

•	$0.6 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
For the year ended December 31, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	$22.8 million charge ($14.0 million net of income tax) related to previously announced facility closings and reorganization costs; and

•	$0.6 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
For the year ended December 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	$36.1 million charge ($22.0 million net of income tax) related to the realignment of our DSD Dairy’s finance and accounting organization, the DSD Dairy’s management realignment, workforce reduction activities in the former DSD Dairy’s operations, and previously announced facility closings, as well as the sale of our tofu business; and

•	$19.8 million charge ($12.0 million net of income tax) related to non-recurring special dividend costs, including the write-off of finance costs resulting from the completion of our new senior credit facility.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. There will be a slide presentation along with the webcast.
ABOUT DEAN FOODS
Dean Foods is one of the leading food and beverage companies in the United States. The Company’s DSD Dairy segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products. Our WhiteWave-Morningstar segment’s Rachel’s Organic® dairy products brand is the fourth largest organic yogurt brand in the United Kingdom. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products through our Morningstar platform.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438
(Tables to follow)
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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$3,080,425	$3,231,713	$12,454,613	$11,821,903
Cost of sales	2,294,785	2,528,776	9,509,359	9,084,318

Gross profit	785,640	702,937	2,945,254	2,737,585

Operating costs and expenses	595,658	553,718	2,313,806	2,147,879
Facility closings, reorganizations and other costs	6,388	6,718	22,758	36,109

Operating income	183,594	142,501	608,690	553,597

Interest expense	73,054	88,818	308,080	319,657
Debt refinancing and special dividend costs	—	592	—	19,787
Other (income) expense	418	(124)	933	(316)

Income from continuing operations before income taxes	110,122	53,215	299,677	214,469

Income taxes	42,742	20,650	114,837	84,007

Income from continuing operations	67,380	32,565	184,840	130,462
Income (loss) from discontinued operations, net of tax	(1,019)	70	(1,070)	891

Net income	$66,361	$32,635	$183,770	$131,353

Basic earnings per share:
Income from continuing operations	$0.44	$0.25	$1.24	$1.00
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income	$0.43	$0.25	$1.23	$1.01

Basic average common shares	153,967	131,630	149,267	130,311

Diluted earnings per share:
Income from continuing operations	$0.43	$0.24	$1.21	$0.95
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income	$0.42	$0.24	$1.20	$0.96

Diluted average common shares	156,127	137,787	153,396	137,292

DEAN FOODS COMPANY
Segment Information
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
DSD Dairy	$2,372,550	$2,559,617	$9,804,622	$9,411,103
WhiteWave-Morningstar	707,875	672,096	2,649,991	2,410,800

Total	$3,080,425	$3,231,713	$12,454,613	$11,821,903

Segment operating income (loss):
DSD Dairy	$165,708	$126,616	$591,314	$537,963
WhiteWave-Morningstar	69,370	60,887	205,382	204,951
Corporate / Other	(45,096)	(38,284)	(165,248)	(153,208)

Subtotal	189,982	149,219	631,448	589,706
Facility closings, reorganizations and other costs	(6,388)	(6,718)	(22,758)	(36,109)

Total operating income	$183,594	$142,501	$608,690	$553,597

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$35,979	$32,555
Other current assets	1,445,214	1,499,429

Total current assets	1,481,193	1,531,984
Property, plant and equipment, net	1,821,892	1,798,378
Intangibles and other assets	3,737,107	3,702,994

Total Assets	$7,040,192	$7,033,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,111,741	$907,270
Total long-term debt, including current portion	4,489,251	5,272,351
Other long-term liabilities	880,966	802,468
Total stockholders’ equity	558,234	51,267

Total Liabilities and Stockholders’ Equity	$7,040,192	$7,033,356

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve months ended December 31,
	2008	2007
Operating Activities
Net cash provided by continuing operations	$719,258	$350,250
Net cash used in discontinued operations	(1,304)	—

Net cash provided by operating activities	$717,954	$350,250

Investing Activities
Additions to property, plant and equipment	(256,965)	(241,448)
Cash outflows for acquisitions and investments, net of cash received	(95,851)	(132,204)
Net proceeds from divestitures	—	1,536
Proceeds from sale of fixed assets	11,329	20,192

Net cash used in investing activities	(341,487)	(351,924)
Net cash provided by discontinued operations	—	10,705

Net cash used in investing activities	$(341,487)	$(341,219)

Financing Activities
Proceeds from the issuance (repayment) of debt	(800,287)	1,899,920
Payments of financing costs	—	(31,281)
Issuance of common stock, net	419,663	48,114
Payment of special cash dividend	—	(1,942,738)
Tax savings on share-based compensation	7,581	18,369

Net cash used in financing activities	(373,043)	(7,616)

Increase in cash and cash equivalents	3,424	1,415
Beginning cash balance	32,555	31,140

Ending cash balance	$35,979	$32,555

DEAN FOODS COMPANY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Reconciliation of GAAP to adjusted operating income from continuing operations

GAAP operating income from continuing operations	$183,594	$142,501	$608,690	$553,597

Adjustment:
Facility closings, reorganizations and other costs	6,388	6,718	22,758	36,109

Adjusted operating income from continuing operations	$189,982	$149,219	$631,448	$589,706

Reconciliation of GAAP to adjusted net income from continuing operations

GAAP net income from continuing operations	$67,380	$32,565	$184,840	$130,462

Adjustments, net of tax:
Facility closings, reorganizations and other costs	3,892	4,121	14,037	21,965
Debt refinancing and special dividend costs	—	383	353	12,036

Adjusted net income from continuing operations	$71,272	$37,069	$199,230	$164,463

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.43	$0.24	$1.21	$0.95

Adjustments, net of tax
Facility closings, reorganizations and other costs	0.03	0.03	0.09	0.16
Debt refinancing and special dividend costs	—	—	—	0.09

Adjusted diluted earnings per share from continuing operations	$0.46	$0.27	$1.30	$1.20

Computation of Free Cash Flow provided by operations

Net cash provided by continuing operations	$260,535	$129,561	$719,258	$350,250

Additions to property, plant and equipment	(85,957)	(76,256)	(256,965)	(241,448)

Free cash flow provided by continuing operations	$174,578	$53,305	$462,293	$108,802